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NEWS   FROM

Petroleum Development Corporation

FOR IMMEDIATE RELEASE:  March 31, 2006

CONTACT:  Steven R. Williams - (304) 842-3597   http://www.petd.com

Petroleum Development Corporation Announces Delayed Filing of 2005 Annual Report

on Form 10-K to Allow Restatement of Prior Periods

Bridgeport, West Virginia. Petroleum Development Corporation (NASDAQ/NMS PETD) today announced that its 2005 Annual Report on Form 10-K will be delayed beyond the extended March 31, 2006 filing date, in order to allow time for the Company to amend and restate prior period financial statements.  The Company reported that it incorrectly included the Company's proportionate share of certain revenues and costs in Company sponsored drilling partnerships in its reported results.  The Company has previously recorded certain revenue received from the partnerships, including that allocable to its own investments in the partnerships, and correspondingly has recorded an equal amount of expense related to that investment.  However, we have determined that the Company's portion of these revenues and costs should not be included in the totals reported in the Company's financial statements.  Because the amounts recorded by the Company for its share of partnership revenues and expenses were equal, the Company believes the correction will not have an impact on Net Income, Earnings per Share, Cash Flow or the Company's financial position.

The Company anticipates restatement of its financial statements for the first three quarters of 2005, the years ended December 31, 2004, 2003, 2002 and 2001, and each of the quarters in 2004 and 2003.  As a result, the previously filed financial reports for these periods should no longer be relied upon.

The following table reflects the Company's estimate of the impact of the corrections for the elimination of the Company's proportionate share of the partnership activities on the Income Statement for the first three quarters of 2005 and the years ended December 31, 2004, 2003 and 2002 on total Revenues and total Costs and Expenses. KPMG LLP, the Company's independent registered public accounting firm, is currently completing its review of the Company's previous financial statements and the effects of this change.  The amounts included in this table are estimates made by the Company at this time and are subject to revision.  In addition, if other errors are identified in the restatement process further changes could be required.

2005 (in millions)
	3rd Qtr		2nd Qtr		1st Qtr
	As reported	As Restated	As reported	As Restated	As reported	As Restated
Revenues	$ 85.8	$ 78.2	$ 89.3	$ 81.3	$ 76.9	$ 69.8
Costs and expenses	63.8	56.2	73.6	65.6	56.2	49.1

Net income	$ 7.5	$ 7.5	$ 10.4	$ 10.4	$ 10.6	$ 10.6

Years Ended December 31,
(in millions)
	2004		2003		2002
	As reported	As Restated	As reported	As Restated	As reported	As Restated
Revenues	$ 293.7	$ 268.1	$ 204.3	$ 189.6	$ 132.3	$ 120.6
Costs and expenses	236.4	210.8	167.7	153.0	118.4	106.7

Net income	$ 33.2	$ 33.2	$ 20.4	$ 20.4	$ 8.9	$ 8.9

Continued on Page 2

The decision to restate prior financial statements was made on March 31, 2006, by the Company's Audit Committee and Board of Directors, upon the recommendation of management and with the concurrence of KPMG.

The Company has also notified the NASDAQ Stock Market, Inc. that it will delay the filing of its Form 10-K for the year ended December 31, 2005.  NASDAQ's marketplace rules require that SEC filings be filed within the SEC's filing deadlines.  The Company anticipates that its failure to comply with these requirements will result in the commencement of delisting proceedings.

The Company and KPMG are working diligently on the restatement.  However, at this time, an estimate of the completion date of the restatement is not possible.  In addition the 2005 Annual Report on Form 10-K will be delayed until the restatement of the prior periods is completed.

"We appreciate the patience and understanding our stockholders have given the Company during this delay, as well as the previous restatement process," said Steve Williams, CEO.  "We are committed to providing the public with accurate and timely financial reports.  This issue was identified by the Company as a result of improvements in its internal control procedures developed in response to the restatements made in 2005.  Tardy and incorrect financial reports are not acceptable to our shareholders, regulators, or the management and Board of Directors of Petroleum Development Corporation.  It is our goal to file timely financial statements of the highest quality, and we have been and will continue to take all necessary steps to achieve this goal."

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas. The Company operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan. During the third quarter of 2004, the Company was added to the S&P SmallCap 600 Index. Additionally, PDC was added to the Russell 3000 Index of companies in 2003.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward- looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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103 East Main Street • P. O. Box 26 • Bridgeport, West Virginia • Phone:  (304) 842-3597